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                                                                    Exhibit 99.1


NEWS RELEASE ISSUED FEBRUARY 18, 1997 BY WMX TECHNOLOGIES:
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PHILLIP B. ROONEY RESIGNS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WMX
TECHNOLOGIES, INC.

WMX BOARD INITIATES SEARCH FOR CEO FROM OUTSIDE COMPANY

CHAIRMAN DEAN L. BUNTROCK TO SERVE AS ACTING CEO IN INTERIM

Oak Brook, Illinois, February 18, 1997 -- WMX Technologies, Inc. (NYSE: WMX) today announced that President and Chief Executive Officer Phillip B. Rooney has resigned his office. Dean L. Buntrock, Chairman of WMX's Board of Directors, will serve as acting CEO while the Board searches for a new CEO from outside the Company.

In a letter to WMX's Board of Directors, Mr. Rooney cited his strong desire for WMX to move forward with the implementation of its comprehensive plan to enhance shareholder value without being distracted by the current public debate over the leadership of the Company.

"Over the past several weeks, I have listened very carefully to our shareholders and their belief in the importance of carrying out our program to focus on our core waste management business," Mr. Rooney said in his letter. "I am not prepared to let personal attacks distract this Company from the important mission we are undertaking. Such distractions are unfair to our shareholders, customers, our people and our other constituencies who are entitled to management's undivided attention and clear focus on strengthening WMX's operating and financial performance.

"I strongly believe in the plan we announced earlier this month to deliver value to shareholders by focusing solely on waste management services. I am confident that the outstanding management team we have assembled will be able to carry on our mission successfully. I wish them all the best."

Mr. Rooney, 52, had been President and CEO since June 1996 and previously served as the Company's Chief Operating Officer from 1984 to 1996. Mr. Rooney has also relinquished his seats on the Boards of Directors of WMX and its subsidiaries, Wheelabrator Technologies Inc. and Waste Management International plc.

Mr. Buntrock, 65, the founder of WMX, had served as the Company's Chief Executive Officer from 1968 until 1996. The Board has appointed a search committee and will retain the services of an executive recruiting firm to help identify a new chief executive from outside WMX as quickly as is practicable.
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Mr. Buntrock said: "Phil has been my friend and partner for nearly three decades, playing a major role in the dynamic growth of the Company. It is an understatement to say that his leadership and his contributions to our success have been enormous. He truly has represented the drive and spirit of our Company and its people. Phil has been at the heart of every major decision our Company has made and, during his 12-year tenure as President and Chief Operating Officer and then CEO, the market value of our Company has climbed from $2 billion to $16 billion."

On behalf of WMX's Board of Directors, Peer Pedersen said: "Phil Rooney was the architect of the plan to focus on our core competencies in waste management and waste-to-energy services, a plan that the Board strongly, unanimously and enthusiastically endorses. We accepted his resignation reluctantly and only because he was determined that our people should not be distracted from the important tasks at hand. While we regret Phil's departure, the Board thanks him for putting the Company on a firm strategic path. We look forward to working with WMX management to see that the plan is executed successfully."

In addition to the search for a new CEO, the Board is also continuing its search for two new independent directors with major corporate experience, Mr. Buntrock said.
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